Exhibit 99.1

Report of Independent Registered Public Accounting Firm

To the Shareholder of Boston Edison Company:

We have reviewed the accompanying condensedconsolidated balance sheet of Boston Edison Company and its subsidiaries as of June 30, 2004, and the related condensed consolidated statement of income and retained earnings for each of the three-month and six-month periods ended June 30, 2004 and June 30, 2003,and the condensed consolidated statement of cash flows for the six-month periods ended June 30, 2004 and June 30, 2003.  This interim financial information is the responsibility of the Company’s management.

We conducted our review in accordance with the standards of the Public Company Accounting Oversight Board (United States).  A review of interim financial information consists principally of applying analytical procedures and making inquiries of persons responsible for financial and accounting matters.  It is substantially less in scope than an audit conducted in accordance with the standards of the Public Company Accounting Oversight Board, the objective of which is the expression of an opinion regarding the financial statements taken as a whole.  Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to the accompanying condensed consolidated interim financial statements for them to be in conformity with accounting principles generally accepted in the United States of America.

We previously audited in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheet as of December 31, 2003, and the related consolidated statement of income, retained earnings, and of cash flows for the year then ended (not presented herein), and in our report dated January 20, 2004 we expressed an unqualified opinion on those consolidated financial statements.  In our opinion, the information set forth in the accompanying condensed consolidated balance sheet as of December 31, 2003, is fairly stated in all material respects in relation to the consolidated balance sheet from which it has been derived.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts
August 4, 2004

The “Report of Independent Registered Public Accounting Firm” included above is not a “report” or “part of a Registration Statement” prepared or certified by an independent registered public accounting firm within the meanings of Sections 7 and 11 of the Securities Act of 1933, and the accountants’ Section 11 liability does not extend to such report.